Exhibit 99.19

Unofficial translation
LEMMINKÄINEN CORPORATION	MINUTES 1 / 2017
0110775-8

ANNUAL GENERAL MEETING

Time                                                                                                                                            28 March 2017 at 4:00 p.m.

Place                                                                                                                                           Premises of Varma Mutual Pension Insurance Company, Salmisaarenranta 11, Helsinki.

Present                                                                                                                                 The shareholders appearing on the list of votes adopted at the meeting were either present or represented at the meeting.

In addition, present were members of the company’s senior management, the company’s auditor and technical personnel.

1.                        Opening of the meeting

The Chairman of the company’s Board of Directors, Berndt Brunow, opened the meeting.

2.                        Calling the meeting to order

Johan Aalto, Counsellor of Law, was elected as Chairman of the meeting. The Chairman called Johan Nybergh, General Counsel, to act as secretary of the meeting.

The Chairman explained the procedures for dealing with the matters on the meeting’s agenda.

3.                        Election of persons to scrutinize the minutes and to supervise the counting of votes

Anniina Isomäki was elected to scrutinize the minutes.

Mika Kovero and Karo Nukarinen were elected to supervise the counting of votes.

4.                        Recording the legality of the meeting

It was noted that the notice of the General Meeting was published as a stock exchange release on 9 February 2017 and that it had been available on the company’s website as of the same date.

The notice of the General Meeting was enclosed to the minutes as Appendix 1.

It was noted that the General Meeting was convened in compliance with the provisions of the Articles of Association and the Companies Act, and that the meeting was therefore legally convened and a quorum had been established.

5.                        Recording the attendance at the meeting and adoption of the list of votes

It was noted that, according to the prepared list of votes, 116 shareholders were either present in person or represented by a legal representative or authorised agent at the commencement of the meeting. According to the list of votes, 13,488,534 shares and votes, representing approx. 58 per cent of all the shares and votes in the company, were represented at the meeting at the commencement of the meeting.

The chairman noted that certain nominee registered shareholders had in advance of the meeting provided their voting instructions, and gave a description of the voting instructions provided by nominee registered shareholders, a summary of which was enclosed to the minutes (Appendix 2).

The list of votes was confirmed (Appendix 3).

6.                      Presentation of the financial statements, consolidated financial statements, report of the Board of Directors and the auditor’s report for the year 2016

It was noted that, in accordance with the Companies Act, the financial statements, report of the Board of Directors and auditor’s report have been available on the company’s website and were also on view at the General Meeting. The financial statement documents had also been sent to shareholders upon request.

The financial statements and report of the Board of Directors were noted to have been presented (Appendix 4).

The President and CEO, Casimir Lindholm, presented the review of the President and CEO of the 2016 financial year (Appendix 5).

The responsible auditor, Markku Katajisto, presented the auditor’s report, which was enclosed to the minutes as Appendix 6.

The President and CEO’s review, annual accounts and annual report, as well as, auditor’s report were discussed.

7.                        Adoption of the financial statements and consolidated financial statements

It was resolved to adopt the company’s financial statements and consolidated financial statements for the financial year 1 January – 31 December 2016.

8.                        Resolution on the use of the profit shown on the balance sheet and the payment of dividend

It was resolved, in accordance with the proposal of the Board of Directors, that a EUR 0.66 dividend per share, i.e. EUR 15,325,134.00 in total, be paid for the financial year ended on 31 December 2016. It was recorded that the dividend will be paid to shareholders who are registered on the record date for payment of dividend, i.e. on 30 March 2017, in the shareholders’ register of the company held by Euro-clear Finland Ltd and that the dividend will be paid on 6 April 2017.

9.                      Resolution on the discharge of the members of the Board of Directors and the President and CEO from liability

It was resolved to grant the members of the Board of Directors as well as the President and CEO discharge from liability for the financial year 1 January – 31 December 2016.

10.                 Resolution on the remuneration of the members of the Board of Directors

It was resolved, in accordance with the proposal of the Board of Directors’ Nomination Committee, that the following fixed annual fee for the term of office ending at the conclusion of the next Annual General Meeting shall be paid to the Board members to be elected:

•                  EUR 120,000 to the Chairman of Board and

•                  EUR 54,000 Vice Chairman of the Board and the Chairman of the Audit Committee; and

•                  EUR 42,000 to the members of the Board.

In addition, the Board members shall be paid an attendance fee of EUR 500 per Board meeting and the Audit Committee members shall be paid an attendance fee of EUR 500 per Audit Committee meeting.

Members residing abroad are to be paid the attendance fee increased by EUR 1,000. Travel expenses will be reimbursed as invoiced.

11.                 Resolution on the number of members of the Board of Directors

It was resolved, in accordance with the proposal of the Nomination Committee, to elect eight members to serve on the Board of Directors.

12.                 Election of the members of the Board of Directors

It was resolved, in accordance with the proposal of the Board of Directors’ Nomination Committee, that the following persons be elected as members of the Board of Directors for the term ending at the close of the next Annual General Meeting: Berndt Brunow, Noora Forstén, Finn Johnsson, Harri-Pekka Kaukonen, Juhani Mäkinen, Kristina Pentti-von Walzel, Heikki Räty and Heppu Pentti.

13.                 Resolution on the remuneration of the auditor

It was resolved, in accordance with the proposal of the Board of Directors, that the auditor’s fees be paid as invoiced and approved by the company.

14.                 Election of the auditor

It was resolved, in accordance with the proposal of the Board of Directors, that au-thorised public accountants PricewaterhouseCoopers Oy be elected as the auditor for the term ending at the close of the next Annual General Meeting. Pricewater-houseCoopers Oy has announced that Markku Katajisto, Authorised Public Accountant, will serve as the responsible auditor.

15.                 Authorisation of the Board of Directors to resolve on the repurchase of the company’s own shares

It was noted that the Board of Directors’ proposal to authorise the Board of Directors to decide on the repurchase of own shares has, in accordance with the Companies Act, been available on the company’s website and was also on view at the General Meeting. The proposal was enclosed to the minutes (Appendix 7).

The proposal of the Board of Directors was approved. It was therefore resolved to authorise the Board of Directors to decide on the repurchase of a maximum of 2,321,990 of the company’s own shares, which corresponds to 10 per cent of all the current shares of the company, in one or several instalments using funds in the company’s unrestricted shareholders’ equity. The shares may be acquired in disproportion to the holdings of shareholders. The shares will be purchased in public trading at the prevailing market price and the purchases will be made on Nasdaq Helsinki Ltd in accordance with its rules and regulations.

The authorisation also entitles the Board of Directors to decide on all other terms and conditions of the repurchase of own shares. The authorisation will remain in force for a period of 18 months from the resolution of the General Meeting. The previous authorisation granted to the Board of Directors concerning share repurchase expired simultaneously.

16.                 Authorisation of the Board of Directors to resolve on a share issue and an issue of special rights

It was noted that the Board of Directors’ proposal to authorise the Board of Directors to resolve on a share issue and/or an issue of special rights entitling to shares has, in accordance with the Companies Act, been available on the company’s website and was also on view at the General Meeting. The proposal was enclosed to the minutes (Appendix 8).

The proposal of the Board of Directors was approved. It was therefore resolved to authorise the Board of Directors to resolve on a share issue and/or an issue of special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Limited Liability Companies Act in one or several instalments, either against payment or without payment. The number of shares to be issued, including the shares to be received based on special rights, shall not exceed 4,643,980 shares. The maximum number corresponds to 20 per cent of all the current shares of the company. The Board of Directors may resolve to issue either new shares or own shares possibly held by the company.

The authorisation entitles the Board of Directors to resolve on all terms and conditions of the share issue and the issue of special rights entitling to shares, including the right to derogate from the pre-emptive right of the shareholders. The authorisation may be used for the financing or execution of any acquisitions or other business arrangements, to strengthen the balance sheet and financial position of the company or for other purposes as determined by the Board of Directors. The au-thorisation is in force for a period of 18 months from the resolution of the General Meeting. The previous authorisation granted to the Board of Directors regarding a share issue and an issue of special rights expired simultaneously.

17.                 Closing of the meeting

It was recorded that all decisions of the Annual General Meeting were unanimous unless otherwise indicated in the minutes or its appendices.

It was noted that, in accordance with the Companies Act, the minutes of the Meeting will be available for viewing on the company’s website no later than 11 April 2017.

The Chairman closed the meeting.

In fidem

Johan Aalto	Johan Nybergh
Chairman	Secretary

Minutes scrutinized by

Anniina Isomäki
Examiner of the minutes

Appendices

1.         Notice of the General Meeting

2.         Voting instructions by nominee registered shareholders

3.         List of votes

4.         Financial statements and report of the Board of Directors

5.         Review of the President and CEO

6.         Auditor’s report

7.         Board of Directors’ proposal to authorise the Board of Directors to resolve on the repurchase of the company’s own shares

8.         Board of Directors’ proposal to authorise the Board of Directors to resolve on a share issue and an issue of special rights

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act. YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this document may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court. Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.